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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION/FORMATION
Albert's Organics, Inc.	California
Natural Retail Group, Inc.	Delaware
d/b/a Earth Origins Market
United Natural Foods West, Inc.	California
United Natural Trading Co.	Delaware
d/b/a Woodstock Farms
Blue Marble Brands, LLC	Delaware
United Natural Trading, LLC	Delaware
d/b/a Woodstock Farms Manufacturing
United Natural Transportation, Inc.	Delaware
Springfield Development Corp LLC	Delaware
Distribution Holdings, Inc.	Delaware
Millbrook Distribution Services, Inc.	Delaware
d/b/a UNFI Specialty Distribution Services
Mt. Vikos, Inc.	Delaware
Fantastic Foods, Inc.	California
UNFI Canada, Inc.	Canada

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT